Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Post-Effective Amendment No. 11 of the registration statement on Form N-6 (File No. 333-150926) and related Prospectus of Century II Accumulator Variable Universal Life of our report dated February 26, 2018 with respect to the consolidated financial statements of Kansas City Life Insurance Company and subsidiaries and our report dated April 27, 2018 with respect to the financial statements of the subaccounts of the Kansas City Life Variable Life Separate Account.  We also consent to the reference to our firm under the caption "Experts."
/s/ BKD, LLP

Kansas City, Missouri
April 27, 2018